Exhibit 99.1

Arrow Electronics Names Rick Marano President of Global Components

August 16, 2023

CENTENNIAL, Colo.--(BUSINESS WIRE)-- Arrow Electronics, Inc. (NYSE:ARW) today announced that Rick Marano will be named president of the company’s global components business, subject to formal Board appointment at the Board’s next regularly scheduled meeting on September 13, 2023.

Rick Marano will succeed Kirk Schell and will report to Sean J. Kerins, president and chief executive officer.

Previously Marano served as president of Arrow’s Americas components business and has been with the company for over 30 years, starting in sales and steadily growing his career through the leadership ranks.

“Rick is a widely respected leader and mentor, with a particular track record of consistently developing talent and driving business results,” said Mr. Kerins. “We look to Rick to build upon the growth of our components business.”

About Arrow Electronics

Arrow Electronics guides innovation forward for over 210,000 leading technology manufacturers and service providers. With 2022 sales of $37 billion, Arrow develops technology solutions that help improve business and daily life. Learn more at fiveyearsout.com.

Investor contact:

Arrow Electronics, Inc.

Anthony Bencivenga

Vice President, Investor Relations

anthony.bencivenga@arrow.com

303-566-7456

Media contact:

Arrow Electronics, Inc.
John Hourigan

Vice President, Public Affairs and Corporate Marketing

jhourigan@arrow.com
303-824-4586

Source: Arrow Electronics